Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D) of a statement on Schedule 13D (including amendments thereto) with respect to the common stock and warrants to purchase common stock of Cortex Pharmaceuticals, Inc. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 27th day of June, 2012.

SAMYANG OPTICS CO., LTD.

By:	/s/ Dong Hoon Kim
Name: Dong Hoon Kim
Title: Director

SAMYANG VALUE PARTNERS CO., LTD.

By:	/s/ Seung Chan Kim
Name: Seung Chan Kim
Title: Director